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                                                                   EXHIBIT 10.30

                        AMENDMENT NO. FOUR AND CONSENT TO
                             BUSINESS LOAN AGREEMENT

This Amendment No. Four and Consent (the "Amendment") executed as of April 15, 1996, having an effective date as of January 29, 1996, is between Bank of America National Trust and Savings Association (the "Bank"), CKE Restaurants, Inc. ("CKR") and Carl Karcher Enterprises, Inc. ("CKE"). CKR and CKE are sometimes referred to collectively as the "Borrowers" and individually as the "Borrower").

                                    RECITALS

                  a. The Bank and the borrowers entered into a certain Business Loan Agreement dated as of October 31, 1994, as amended by Amendment No. One dated as of April 5, 1995, by Amendment No. Two and Waiver dated April 28, 1995 and by Amendment No. Three and Waiver dated as of July 3, 1995 (the "Agreement").

                  B. Pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of November 30, 1995, as amended by a First Amendment, dated as of January 24, 1996 and a Second Amendment, dated as of April 2, 1996 ("Merger Agreement") by and among CKR and Summit Family Restaurants, Inc. ("Summit"), a merger (the "Merger") of Summit with and into a newly-formed wholly-owned subsidiary of CKR, with Summit as the surviving corporation, is contemplated.

                  C. Concurrently with or shortly after the Effective Date (as defined in the Merger Agreement) of the Merger, CKR is planning to sell Summit's franchised HomeTown Buffet restaurant operations and related are a development rights, all or a portion of Summit's JB's Restaurants and the JB's Restaurant franchise system, and an interest in Summit's Galaxy Diner operations (collectively, "Summit's Sale Assets").

                  D. The Borrowers have requested that the Bank agree to further amend the Agreement on the terms and conditions herein contained.

                  E. The Bank has agreed to amend the Agreement on the terms and conditions herein contained.

                                    AGREEMENT

                  1. Definitions. Capitalized terms used but not defined in this Amendme nt shall have the meaning given to them in the Agreement.

                  2.     Amendments. The Agreement is hereby amended as follows:

                         2.1 In Paragraph 1.2, the date "June 30, 1996" is
amended to read "August 31, 1996".



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                         2.2     Subparagraph 1.7(ii) is amended and restated in
its entirety to read as follows:

                                 "(ii) Standby letters of credit (including
                  amounts drawn on the letters of credit and not yet reimbursed) with a maximum maturity date of: (i) January 27, 1997, for the letter of credit issued pursuant to the Reimbursement Agreement (as defined in Paragraph 4.3) not exceeding Three Million Eight Hundred Sixty Thousand Dollars ($3,860,000);
                  (ii) June 30, 1997, for the letter of credit issued in favor of Self Insurance Plans State of California in an amount not to exceed $8,600,000; and (iii) other standby letters of credit with a maturity not to extend beyond the Expiration Date."

                         2.3     Subparagraph 1.7(g) is amended and restated in
its entirety to read as follows:

                                 "(g) if the line of credit is terminated for
                  any reason, Borrowers will immediately deliver to the Bank as collateral, cash or cash equivalents acceptable to the Bank, or an acceptable standby letter of credit in favor of the Bank from an issuer acceptable to the Bank, in the amount of all outstanding letters of credit (including amounts drawn on letters of credit and not yet reimbursed), together with such security agreements as Bank may require."

                         2.4     Paragraph 6.1 is amended and restated in its
entirety to read as follows:

                                 "6.1   Use of Proceeds. To use the proceeds of
                  the credit only for working capital, restaurant development costs, costs in connection with the Summit Merger, and for other general corporate purposes."

                         2.5     Paragraph 6.4 is amended and restated in its
entirety to read as follows:

                                 "6.4   Fixed charge Coverage Ratio. To
                  maintain a Fixed Charge Coverage Ratio, determined on a consolidated basis, of at least 1.75:1.0.

                  For purposes of this Agreement, 'Fixed Charge Coverage Ratio' means the following calculation, expressed as a ratio for any fiscal period: (a) EBITDA less the net gain realized on sales of fixed assets (or EBITDA plus the net loss incurred on sales of fixed assets), less taxes and less dividends divided by (b) the sum of (i) interest expense, (ii) current portion of long-term debt and (iii) current portion of capital leases. The current portion of long term debt and the current portion of capital leases will be the amount shown on the balance sheet as of the end of each quarter. 'EBITDA' means earnings before interest and tax expense, depreciation, amortization, and other non-cash charges. This ratio shall be calculated quarterly using a Four Quarter Rolling Basis. 'Four Quarter Rolling Basis' shall mean the four quarters calculated using the results of the fiscal quarter then most recently ended and the immediately preceding three (3) quarters."

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                         2.6     Paragraph 6.7 is amended and restated in its
entirety to read as follows:

                                 "6.7     Capital Expenditures. With respect to
                  CKE, not to spend or incur obligations to acquire fixed or capital assets of more than Twenty Five Million Dollars ($25,000,000) through the fiscal year ending January 29, 1996. Commencing with the fiscal year beginning January 30, 1996, Borrowers, on a consolidated basis, will not permit the sum of
                  (i) commitments to acquire fixed or capital assets, plus (ii) capital expenditures incurred fiscal year-to-date, to exceed Thirty Million Dollars ($30,000,000)."

                         2.7     Subparagraph 6.8(h) is amended and restated in
its entirety to read as follows:

                                 "6.8 (h) Contingent obligations incurred in
                  connection with franchisee financing agreements, provided that prior to issuance of such obligations, Bank has received copies of such agreements. Any contingent liabilities created hereunder are further subject to the limitations set forth in Subparagraphs 6.8(d), (e), (g) and (i)."

                         2.8     Subparagraph 6.8(i) is amended and restated in
its entirety to read as follows:

                                 "(i)Effective as of the fiscal year ending
                  January 29, 1996, contingent debts not to exceed $23,000,000 in the aggregate at any one time, including obligations under Paragraph 6.8(g) and (h)."

                         2.9     In Paragraph 6.21, the following is added at
the beginning of Subparagraph (f):

                  "Except as provided in Paragraph 6.25, ..."

                         2.10    In Paragraph 6.21, the following is added as
subparagraph (g):

                                 "(g) pledge stock of CKR or any subsidiary
(including, but not limited to CKE and Summit) to any third party."

                         2.11    Paragraph 6.23 is amended and restated in its
entirety to read as follows:

                                 "6.23  Loans. Not to make any loans, advances
                  or other extensions of credit to any of Borrowers' executives, officers, directors, shareholders of CKR or affiliates (other than to any Borrower and to Summit) (or any relatives of the foregoing) in excess of an aggregate amount of $100,000, excluding affiliates notes receivable shown on the balance sheet fiscal year end 1996."

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                         2.12    The following is added as a new Paragraph 6.25:

                                 "6.25   Summit's Sale Assets.

                                 (a) Within 45 days of Effective Date (as
                  defined in the Merger Agreement) of the Merger, Borrowers shall deliver to the Bank an executed sale purchase agreement with respect to the sale of any of Summit's Sale Assets which shall evidence that, upon closing, the net sale proceeds received by Summit shall not be less than $13,000.00.

                                 (b) Promptly following the closing of the
                  sale of any of Summit's Sale Assets, Borrowers shall deliver to Bank a reconciliation of net proceeds realized from such sale.

                                 (c) Net sale proceeds from Summit's Sale
                  Assets may be used for general corporate purposes, including capital expenditures after reserve for payment of (or after payment of) 100% of balance sheet liabilities and intercompany debt resulting from the Summit Merger."

                  3.     Consent. Pursuant to Paragraph 6.21 (c) and (e) of the

Agreement, the Bank hereby consents to the Merger of Summit with a wholly owned subsidiary of CKR, with Summit as the surviving corporation, pursuant to the terms of the Merger Agreement.

                  4. Conditions. This amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank:

                                4.1 This Amendment duly executed by Borrowers and Bank.

                                4.2 A certificate from the chief financial
                  officer, dated as of the date of execution of this Amendment certifying that, on a consolidated basis, commitments for capital expenditures plus capital expenditures incurred year-to-date do not exceed Thirty Million Dollars ($30,000,000).

                  5. Representations and Warranties. When the Borrowers sign this Amendment, the Borrowers represent and warrant to the Bank that: (a) there is no event which is, or with notice of, or lapse of time, or both would be, a default under the Agreement; (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment; (c) this Amendment is within the Borrowers' powers, has been duly authorized and does not conflict with any organizational papers of the Borrowers; and (d) this Amendment does not conflict with any law, agreement, by which any Borrower is bound.

                   6. Effect of Amendment. Except as expressly set forth herein, the terms, provisions, and conditions of the Agreement shall remain in full force and effect and in all other respects are hereby ratified and confirmed.

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                  This Amendment is executed as of the date stated at the
beginning of this Amendment.

                         BANK OF AMERICA NATIONAL TRUST
                         AND SAVINGS ASSOCIATION

                         By:  /s/  Deborah L. Miller
                              ---------------------------------
                                        Deborah L. Miller
                                        Vice President


                         CKE RESTAURANTS, INC.



                         By:  /s/  Robert A. Wilson
                              ---------------------------------

                         Title:  Vice President, General Counsel
                                 ---------------------------------

                         By:  /s/  Joseph N. Stein
                              ---------------------------------

                         Title:  Senior Vice President, Chief Financial Officer
                                 ----------------------------------------------




                         CARL KARCHER ENTERPRISES, INC.

                         By:  /s/  Robert A. Wilson
                              ---------------------------------

                         Title:  Vice President, General Counsel
                                 ---------------------------------

                         By:  /s/ Joseph N. Stein
                              ---------------------------------

                         Title:  Senior Vice President, Chief Financial Officer
                                 ----------------------------------------------





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